EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-42319, 333-60161, 333-30414 and 333-52098 of Peak International Limited (the “Company”) on Form S-8 of our report dated May 4, 2001 (May 11, 2001 as to the note of subsequent event), appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2002.

/s/    Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU
Hong Kong
June 13, 2002